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                                  Exhibit 23.2



                    Consent of Independent Public Accountants






                                       22
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                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 1996, on our audits of the consolidated financial statements of The Colonial BancGroup, Inc. as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994, and 1993, and our report dated February 23, 1996, except Notes 1 and 2 as to which the date is July 3, 1996 on our audits of the supplemental consolidated financial statements of The Colonial BancGroup, Inc. as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994, and 1993, which reports are included in The Colonial BancGroup, Inc.'s Annual Report on Form 8-K/A for the year ended December 31, 1995.



                                                /s/ Coopers & Lybrand, L.L.P.


Birmingham, Alabama
February 11, 1997